Exhibit 10.1

EXECUTIVE

AGREEMENT

WITH

STEIN MART, INC.

This Agreement (this “Agreement”) entered into in the City of Jacksonville and State of Florida between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and James Brown (“Executive”), is made as of December 17, 2018 (the “Effective Date”).

In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.    TERM OF EMPLOYMENT

(a)    At Will Term.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, at will. Accordingly, either the Company or the Executive may terminate Executive’s employment hereunder at any time, for any reason or for no reason, upon giving not less than thirty (30) days prior written notice.

SECTION 2.    DEFINITIONS

“Board of Directors”  means the Board of Directors of Stein Mart, Inc. and any of its divisions, affiliates or subsidiaries.

“Change of Control”  Change of Control means the occurrence of any of the following: (a) the Board approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; (b) the Company sells and/or one or more shareholders sells a sufficient amount of its capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of the voting securities of the Company; (c) the Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or (d) a majority of the board of directors consists of individuals who are not Continuing Directors (for this purpose, a Continuing Director is an individual who (i) was a director of the Company on June 24, 2014 or (ii) whose election or nomination as a director of the Company is approved by a vote of at least a majority of the directors then comprising the Continuing Directors). Notwithstanding the foregoing, a “Change of Control” does not include any event under which a lender acquires ownership and/or control of management of the Company pursuant to a default by the Company under the lending agreement(s) and events occur subsequently that would otherwise constitute a Change of Control.

“Compensation Committee”  means the Company’s Compensation Committee or, if no such committee exists, the term Compensation Committee shall mean the Company’s Board of Directors.

“Earned Bonus”  means the bonus paid in cash for the current year pursuant to the Company’s incentive compensation plans in effect from time to time. Earned Bonus shall be prorated based on the ratio of the number of days during such year that Executive was employed to 365. Earned Bonus shall not include any options or restricted shares earned pursuant to any long term incentive plan of the Company in effect from time to time.

“Termination Date”  means the last day Executive actively provides services to Company or written notice by the Board of Directors or Chief Executive Officer of the last date Executive is to be employed, whichever is earlier.

SECTION 3.     TITLE, POWERS AND RESPONSIBILITIES

(a)    Title.  Executive shall be the Executive Vice President, Chief Financial Officer of the Company or such other title as designated by the Chief Executive Officer or the Company’s Board of Directors.

(b)    Powers and Responsibilities.

(i)

Executive shall use Executive’s best efforts to faithfully perform the duties of his/her employment and shall perform such duties as are usually performed by a person serving in Executive’s position with a business similar in size and scope as the Company and such other additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company’s operations, taking into account officer’s expertise and job responsibilities. Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. Executive shall serve on such boards and in such offices of the Company or its subsidiaries as the Company’s Board of Directors reasonably requests.

(ii)

Executive, as a condition to his/her employment under this Agreement, represents and warrants that he/she can assume and fulfill responsibilities described in Section 3(b)(i) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he/she is a party. During the Employment Term Executive shall not enter into any agreement that would preclude, hinder or impair his/her ability to fulfill responsibilities described in Section 3(b)(i) specifically or this Agreement generally.

SECTION 4.    COMPENSATION AND BENEFITS

(a)    Annual Base Salary.  Executive’s base salary and any right to a bonus shall be that established from time to time by the Company.

(b)    Employee Benefit Plans.  Executive shall be entitled to receive the benefits as determine by the Company from time to time in its sole discretion.

(c)    Vacation, Holidays and Salary Continuation.  Executive shall receive a total of 20 days of paid vacation, or holidays on a pro rata basis during any 365 day period of the Term pro rata. The amount may be adjusted in accordance with the Company’s standard policy or as directed by the Company’s Board of Directors. Any leave time not used during any 365 day period of the Term will not carry forward to the next 365 day period and will be forfeited. The executive will also participate in the Management Salary Continuation Plan published by the Company. The Company reserves the right to alter, modify, revise or eliminate the Management Salary Continuation Plan provided that any such change to the terms will apply to Executive and similarly situated participants.

(d)    Expense Reimbursements.  Executive shall have the right to expense reimbursements in accordance with the Company’s standard policy on expense reimbursements as in effect from time to time.

SECTION 5.    TERMINATION OF EMPLOYMENT

(a)    General.  The Company shall have the right to terminate Executive’s employment under this Agreement at any time for any reason or for no reason, and Executive shall have the right to terminate his/her employment at any time for any reason or for no reason, in each case subject to the notice requirement provided in §1(a) above; provided that obligations under this Section 5, Section 6 and Section 7 shall survive termination of the Agreement.

(b)    Termination by the Company or by the Executive.  Upon termination of the Executive’s employment hereunder by either the Company or the Executive, the Company’s only obligation to Executive under this Agreement shall be to pay Executive his/her earned but unpaid salary and any Earned Bonus, if any, up to the Termination Date. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the Termination Date.

(c)    Termination Following a Change in Control.  Notwithstanding anything herein to the contrary, if the Executive’s Termination Date occurs within two years following a Change in Control (i) on account of termination by the Company, or (ii) on account of termination by the Executive if the Company materially diminishes Executives position or authority, then in any such case the Executive shall receive from the Company a lump sum payment equal to 100% of the higher of (x) the annual base salary the Executive is then receiving, or (y) the annual base salary the Executive was receiving immediately prior to the Change of Control, in either case plus an amount equal to 100% of the Earned Bonus in the year of the Termination Date, regardless of whether the Company met its Earned Bonus goals. For purposes of this subsection, Earned Bonus shall not be prorated and shall be an amount equal to “Target” bonus as defined in the Company’s incentive compensation plan in effect from time to time.

(d)    Benefit Continuation.  Provided Executive is eligible for COBRA coverage, and Executive’s Termination Date occurs within two years following a Change in Control and termination occurs on account of the reasons set forth in 5(c)(i) or 5(c)(ii), then the Company shall pay the Executive’s COBRA premiums for a period of eighteen months from the Termination Date in order to continue Executive’s health insurance coverage and maintain such coverage in effect.

(e)     Relinquishment of Corporate Positions.  Executive shall automatically cease to be an officer and/or director of the Company and its affiliates as of his/her Termination Date.

SECTION 6.    COVENANTS BY EXECUTIVE

(a)    Company Property.  Upon the termination of Executive’s employment for any reason, Executive shall promptly return all Company Property which had been entrusted or made available to Executive by the Company. “Property” means all records, files, memoranda, communication, reports, price lists, plans for current or prospective business operations, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, processes, intellectual property, inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment which relate to the Company or its products or services or operations. Concurrent with this Agreement Executive agrees to execute an agreement governing and protecting the Company’s intellectual property, a copy of which is attached as Exhibit B.

(b)    Trade Secrets.  Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret. “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(c)    Confidential Information.  During the Employment Term and continuing thereafter indefinitely, Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company without the prior written consent of the Board of Directors unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his/her duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, advertising campaigns, information regarding customers or suppliers, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans and the terms and conditions of this Agreement that has not become generally available to the public.

(d)    Non-Solicitation.  During the Employment Term and for a period of two years hereafter (such period is referred to as the “No Recruit Period”), the Executive will not solicit, either directly or indirectly, any person that he/she knows or should reasonably know to be an employee of the Company, whether any such employees are now or hereafter through the No Recruit Period so employed or engaged to terminate their employment with the Company. The foregoing is not intended to limit any legal rights or remedies that any employee of the Company may have under common law with regard to any interference by Executive at any time with the contractual relationship the Company may have with any of its employees.

(e)    Reasonable and Continuing Obligations.  Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope. The terms and duration are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that the consideration for this Section 6 is his/her employment or continued employment. Executive will not be paid any additional compensation during this Restricted Period for application or enforcement of the restrictive covenants contained in this Section 6.

(f)    Work Product.  The term “Work Product” includes any and all information, programs, concepts, processes, discoveries, improvements, formulas, know-how and inventions, in any form whatsoever, relating to the business or activities of the Company, or resulting from or suggested by any work developed by the Executive in connection with the Company, or by the Executive at the Company’s request. Executive acknowledges that all Work Product developed during the Term is property of the Company and accordingly, Executive does hereby irrevocably assign all Work Product developed by the Executive to the Business Manager and agrees: (a) to assign to the Business Manager, free from any obligation of the Company, all of the Executive’s right, title and interest in and to Work Product conceived, discovered, researched, or developed by the Executive either solely or jointly with others during the term of this Agreement and for three (3) months after the termination or nonrenewal of this Agreement; and (b) to disclose to the Company promptly and in writing such Work Product upon the Executive’s acquisition thereof.

SECTION 7.    MISCELLANEOUS

(a)    Notices.  Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

STEIN MART, INC

Attention: Hunt Hawkins

1200 Riverplace Boulevard, 10th Floor

Jacksonville, FL 32207

Facsimile: (904) 346-1297

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b)    No Waiver.  No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c)    Governing Law.  This Agreement shall be governed by Florida law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively before a court of competent jurisdiction in and for Duval County, Florida.

(d)    Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.

(e)    Other Agreements.  This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

(f)    Amendment.  No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(g)    Invalidity and Severability.  If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h)    Litigation.  In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation. As a material part of the consideration for this Agreement, BOTH PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY A JURY in the event of any litigation arising from this Agreement.

(i)    Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

STEIN MART, INC.		James Brown

By:	/s/ D. Hunt Hawkins	/s/ James Brown
Name:	D. Hunt Hawkins
Title:	Chief Executive Officer
Date:	December 17, 2018	Date: December 17, 2018

SCHEDULE A

BENEFITS

1.	Retirement Plan/Life Insurance/AD&D

The Executive shall be entitled to participate in all retirement plans and will be entitled to life insurance and AD&D benefits which other senior executives of the Company or affiliates of the Company are eligible.

2.	Long-Term Disability

The Executive shall be entitled to participate in all Long-Term and Life Time Disability plans which other senior executives of the Company or affiliates of the Company are eligible.

3.	Medical/Dental Benefits

The Executive shall be entitled to medical/dental benefits which other senior executives of the Company or affiliates of the Company are eligible.

A-1